EXHIBIT (C)(2)



                     [Banc of America Securities Letterhead]


                                 March 24, 2000


Board of Directors
WestPoint Stevens Inc.
1185 Avenue of the Americas
New York, New York 10036


Members of the Board of Directors:

           You have requested our opinion as to the fairness from a financial point of view to the stockholders of WestPoint Stevens Inc. (the "Company"), other than the Exchanging Stockholders (as defined in the Plan (as defined below)), of the Redemption Amount (as defined below) proposed to be received by such stockholders in connection with the proposed recapitalization (the "Recapitalization") of the Company. Pursuant to the terms of the March 23, 2000 draft Plan of Recapitalization, including the certificates of amendment to certificate of incorporation of the Company attached as exhibits thereto (the "Plan"), the Exchanging Stockholders will exchange their shares of common stock, par value $0.01 per share, of the Company (the "Shares") indirectly into New Shares (as defined in the Plan) of the Company and each remaining Share outstanding and not held by the Exchanging Stockholders will be reclassified as, and converted into, one share of Series B Participating Preferred Stock, par value $0.01 per share, of the Company (the "Series B Preferred Stock"), and each share of Series B Preferred Stock will thereafter be promptly redeemed for $22.00 in cash (the "Redemption Amount"). The terms and conditions of the Recapitalization are more fully set out in the Plan.

           For purposes of the opinion set forth herein, we have:

           (i) reviewed certain publicly available financial statements and other business and financial information of the Company;

           (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company;

           (iii) analyzed, including by performing discounted cash flow analysis, certain financial forecasts prepared by the management of the Company;


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           (iv)       discussed the past and current operations, financial
                      condition and prospects of the Company with senior executives of the Company;

           (v) reviewed the reported prices and trading activity for the Shares;

           (vi) compared the financial performance of the Company and the prices and trading activity of the Shares with that of certain other publicly traded companies we deemed relevant;

           (vii) compared certain financial terms of the Recapitalization to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

           (viii) reviewed the projected capital structure of the Company following the Recapitalization and the forecasts prepared by the management of the Company of the future financial performance of the Company under such capital structure;

           (ix) participated in discussions among representatives of the Company and the Exchanging Stockholders and their legal advisors;

           (x)        reviewed the Plan and certain related documents;

           (xi) reviewed the financing commitment from First Union National Bank and First Union Securities, Inc. for $1,100,000,000 of bank credit facilities and $50,000,000 of the $125,000,000 of redeemable senior preferred stock;

           (xii) reviewed the equity commitment of GSC Partners and its affiliates;

           (xiii) reviewed the terms of the Company's 7-7/8% Senior Notes due 2005 and the 7-7/8% Senior Notes due 2008; and

           (xiv) performed such other analyses and considered such other factors as we have deemed appropriate.

           We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals.

           We were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the transactions contemplated by the Plan (the "Transactions"), or to provide services other than the delivery of this opinion. We understand that Merrill


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Lynch & Co., Inc., which is also acting as an advisor to the Board of Directors, solicited expressions of interest from a range of interested parties with respect to the sale of the Company. We were not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Transactions. Consequently, no opinion is expressed as to whether any alternative transaction might produce consideration for the Company's stockholders in an amount in excess of that contemplated in the Recapitalization.

           We will receive a fee for our services in connection with the Transaction which is contingent upon the consummation of the Recapitalization. Banc of America Securities LLC or its affiliates are currently providing financial advisory and financing services for the Company and the Chairman of the Company, who is an Exchanging Stockholder, and have received fees for the rendering of these services. In the past, Banc of America Securities LLC or its affiliates have provided financial advisory and financing services for the Company including, but not limited to, serving as administrative agent on the Company's syndicated senior revolving facility; co-managing the offering of the Company's 7-7/8% Senior Notes due 2005 and 7-7/8% Senior Notes due 2008; acting as co-advisor for the Company's accounts receivable securitization; and providing treasury management, foreign exchange and leasing services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company for our own account or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities.

           It is understood that this letter is for the benefit and use of the Board of Directors (excluding any members thereof who are Exchanging Stockholders) of the Company in connection with and for purposes of its evaluation of the Recapitalization and is not on behalf of, and shall not confer rights or remedies upon, any person other than the Board of Directors. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by the Company in respect of the Recapitalization with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion. In addition, we express no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders' meeting held in connection with the Recapitalization.

           Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Redemption Amount to be received by the Company's stockholders,


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other than the Exchanging Stockholders, in the proposed Recapitalization is fair from a financial point of view to the Company's stockholders, other than the Exchanging Stockholders.

                                          Very truly yours,

                                          /s/ BANC OF AMERICA SECURITIES LLC








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